As filed with the Securities and Exchange Commission on August 19, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
PULTE HOMES, INC.

(Exact name of registrant as specified in its charter)

Michigan	38-2766606

(State or other jurisdiction of	(IRS Employer
Incorporation or organization)	Identification No.)

100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, Michigan	48304

(Address of Principal Executive Offices)	(Zip Code)
Centex Corporation Saving for Retirement Plan

(Full title of the plan)
Steven M. Cook
Senior Vice President, General Counsel and Secretary
Pulte Homes, Inc.
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, MI 48304

(Name and address of agent for service)
(248) 647-2750

(Telephone number, including area code, of agent for service)
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum
securities	Amount	offering	aggregate	Amount of
to be	to be	price	offering	registration
registered	registered	per share	price	fee
Common Stock (1)	400,000 shares (2)	$12.18 (3)	$4,872,000	$271.86
Pulte Series A Junior Participating Preferred Share Purchase Rights	— (4)	— (4)	— (4)	— (4)

(1)	Common stock, $0.01 par value per share, of the Registrant (“Pulte common stock”).

(2)	This Registration Statement shall also cover any additional shares of Pulte common stock and Pulte Series A Junior Participating Preferred Share Purchase Rights which become available for grant under the Centex Corporation Saving for Retirement Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Pulte common stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of participation interests to be offered or sold pursuant to the Plan.

(3)	Calculated pursuant to Rules 457(c) and (h)(1) under the Securities Act solely for the purpose of computing the registration fee and, based on the average of the high and low prices of the Pulte common stock as traded on The New York Stock Exchange on August 17, 2009.

(4)	The Pulte Series A Junior Participating Preferred Share Purchase Rights are initially carried with Pulte common stock. The value attributable to such rights, if any, is reflected in the market price of Pulte common stock.

EXPLANATORY NOTE
               On August 18, 2009, Pi Nevada Building Company (“Merger Sub”), a wholly owned subsidiary of Pulte Homes, Inc., a Michigan corporation (“Pulte” or the “Registrant”), merged with and into Centex Corporation, a Nevada corporation (“Centex”), with Centex continuing as the surviving corporation and a wholly owned subsidiary of Pulte (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of April 7, 2009 (the “Merger Agreement”), by and among Pulte, Merger Sub and Centex. Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of Centex common stock (other than those shares held by Pulte or Merger Sub, and other than treasury shares) was converted into the right to receive 0.975 of a share of common stock, $0.01 par value per share, of Pulte (“Pulte common stock”).
               Pursuant to the Merger Agreement, at the effective time of the Merger, all of the obligations of Centex under the Centex Corporation Saving for Retirement Plan (the “Plan”) were assumed by Pulte. This Registration Statement is being filed to register 400,000 shares of Pulte common stock and an indeterminate number of participation interests to be issued under the Plan.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents are incorporated by reference herein:
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (the “Commission”) on February 26, 2009;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, filed with the Commission on May 8, 2009, and June 30, 2009, filed with the Commission on August 7, 2009;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 9, 2009, February 11, 2009, March 6, 2009, April 8, 2009, April 10, 2009, May 19, 2009, May 20, 2009, June 26, 2009, August 6, 2009 and August 18, 2009 (other than with respect to information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01);

(d)	The description of the Registrant’s common stock contained in Item 1 of the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 17, 1983, Item 4 of the Registrant’s Registration Statement on Form 8-B filed with the Commission on May 16, 1985 and Item 4 of the Registrant’s Registration Statement on Form 8-B filed with the Commission on December 18, 1987, each pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(e)	The description of Pulte Series A Junior Participating Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A filed with the Commission on March 6, 2009, as amended and supplemented by Amendment No. 1 to such Registration Statement filed with the Commission on April 20, 2009; and

(f)	The Centex Corporation Saving for Retirement Plan Annual Report on Form 11-K for the year ended December 31, 2008, filed by Centex with the Commission on June 29, 2009.
               All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of those documents not deemed to be filed) subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

          Any statement contained in a document incorporated or deemed to be incorporated in this Registration Statement by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 561 of the Michigan Business Corporation Act, or the MBCA, permits a Michigan corporation to indemnify any director or officer of the corporation (as well as other employees and individuals) that was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of his or her position with, or service to, the corporation, against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Section 562 of the MBCA permits similar indemnification by the corporation in the case of actions or suits by or in the right of the corporation, except that (a) the permitted indemnification does not extend to judgments, penalties and fines, and (b) court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 563 of the MBCA provides that, to the extent that a director or officer of a corporation has been successful in the defense of an action, suit or proceeding described above, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify him or her against actual and reasonable expenses, including attorneys’ fees, incurred by him or her in connection therewith.
          The Registrant’s Restated Articles of Incorporation provide that directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of the director’s fiduciary duty. However, Pulte’s Restated Articles of Incorporation do not eliminate or limit the liability of a director for any of the following: (a) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (b) a violation of Section 551(1) of the MBCA; (c) a transaction from which the director derived an improper personal benefit; or (d) an act or omission occurring before the effective date of the Articles. In addition, the Registrant’s by-laws generally provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
          The Registrant has obtained a Directors’ and Officers’ liability insurance policy, which provides for coverage for liabilities under the Securities Act, including for prior acts dating to the Registrant’s inception.
Item 7. Exemption From Registration Claimed.

Not applicable.
Item 8. Exhibits.
          The exhibits to this Registration Statement are listed below. In lieu of filing an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended, or an Internal Revenue Service determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended, the Registrant hereby undertakes to submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan.

Exhibit
Number	Exhibit

4.1	Conformed Articles of Incorporation of Pulte Homes, Inc., as amended (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed August 18, 2009)

4.2	Certificate of Designation of Series A Junior Participating Preferred Shares of Pulte Homes, Inc., dated August 18, 2009 (Incorporated by reference to Exhibit 3(b) of the Registrant’s Form 8-A/A filed August 18, 2009)

4.3	By-laws, as amended, of Pulte Homes, Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed April 8, 2009)

4.4	Section 382 Rights Agreement, dated as of March 5, 2009, between Pulte Homes, Inc. and Computershare Trust Company, N.A., as rights agent, which includes the Form of Rights Certificate as Exhibit B thereto (Incorporated by reference to Exhibit 4 of the Registrant’s Form 8-A filed March 6, 2009)

4.5	First Amendment to Section 382 Rights Agreement, dated as of April 7, 2009, between Pulte Homes, Inc. and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed April 10, 2009)

4.6	Centex Corporation Saving for Retirement Plan (Amended and Restated Effective January 1, 2009)

4.7	First Amendment dated August 18, 2009 to the Centex Corporation Saving for Retirement Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included after the signature on behalf of the Registrant contained on page II-6 of this Registration Statement)
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bloomfield Hills, State of Michigan, on August 19, 2009.

PULTE HOMES, INC.
By:	/s/ Steven M. Cook
Steven M. Cook
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY
     Each of the undersigned officers and directors of Pulte Homes, Inc. does hereby severally constitute and appoint Richard J. Dugas, Jr., Roger A. Cregg, and Steven M. Cook, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Dugas, Jr. Richard J. Dugas, Jr.	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 19, 2009

/s/ Roger A. Cregg Roger A. Cregg	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 19, 2009

/s/ Michael J. Schweninger Michael J. Schweninger	Vice President and Controller (Principal Accounting Officer)	August 19, 2009

/s/ Timothy R. Eller Timothy R. Eller	Vice Chairman of the Board of Directors	August 19, 2009

/s/ Brian P. Anderson Brian P. Anderson	Member of the Board of Directors	August 19, 2009

/s/ Cheryl W. Grisé Cheryl W. Grisé	Member of the Board of Directors	August 19, 2009

/s/ Debra J. Kelly-Ennis Debra J. Kelly-Ennis	Member of the Board of Directors	August 19, 2009

Signature	Title	Date

/s/ David N. McCammon David N. McCammon	Member of the Board of Directors	August 19, 2009

/s/ Clint W. Murchison, III Clint W. Murchison, III	Member of the Board of Directors	August 19, 2009

/s/ Patrick J. O’Leary Patrick J. O’Leary	Member of the Board of Directors	August 19, 2009

/s/ James J. Postl	Member of the Board of Directors	August 19, 2009
James J. Postl

/s/ William J. Pulte William J. Pulte	Member of the Board of Directors	August 19, 2009

/s/ Bernard W. Reznicek Bernard W. Reznicek	Member of the Board of Directors	August 19, 2009

/s/ Thomas M. Schoewe Thomas M. Schoewe	Member of the Board of Directors	August 19, 2009
     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bloomfield Hills, State of Michigan, on August 19, 2009.

CENTEX CORPORATION SAVING FOR RETIREMENT PLAN
By:	/s/ James R. Ellinghausen
James R. Ellinghausen
Authorized signatory on behalf of the Centex Corporation Saving for Retirement Plan Administrative Committee

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

4.1	Conformed Articles of Incorporation of Pulte Homes, Inc., as amended (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed August 18, 2009)

4.2	Certificate of Designation of Series A Junior Participating Preferred Shares of Pulte Homes, Inc., dated August 18, 2009 (Incorporated by reference to Exhibit 3(b) of the Registrant’s Form 8-A/A filed August 18, 2009)

4.3	By-laws, as amended, of Pulte Homes, Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed April 8, 2009)

4.4	Section 382 Rights Agreement, dated as of March 5, 2009, between Pulte Homes, Inc. and Computershare Trust Company, N.A., as rights agent, which includes the Form of Rights Certificate as Exhibit B thereto (Incorporated by reference to Exhibit 4 of the Registrant’s Form 8-A filed March 6, 2009)

4.5	First Amendment to Section 382 Rights Agreement, dated as of April 7, 2009, between Pulte Homes, Inc. and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed April 10, 2009)

4.6	Centex Corporation Saving for Retirement Plan (Amended and Restated Effective January 1, 2009)

4.7	First Amendment dated August 18, 2009 to the Centex Corporation Saving for Retirement Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included after the signature on behalf of the Registrant contained on page II-6 of this Registration Statement)